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                                                                    EXHIBIT 10.6
                              SEALY CORPORATION
                               c/o Sealy, Inc.
                              1228 Euclid Avenue
                                  10th Floor
                            Cleveland, Ohio 44115


March 1, 1996


Mr. Lyman M. Beggs
3150 Topping Lane
Hunting Valley, Ohio 44022

Dear John:

I am writing to set forth our agreement for the termination of your employment with the Sealy Corporation.

The provisions of this agreement are to supersede the provisions of all prior agreements, including, but not limited to, your Employment and Stockholder Agreements of October 31, 1992, except to the extent expressly provided in this agreement, and are in lieu of all other obligations including, but not limited to, the Company's severance plan and its performance share plan.

Your employment will terminate on March 15, 1996. An amount equal to your salary will continue to be paid to you twice monthly based on the current gross amount of $21,902 until November 30, 1997. You may continue your life insurance on the terms available to senior management employees until the earlier of your accepting other employment or November 30, 1997. Sealy will waive the premium otherwise payable by you for the medical coverage provided by COBRA for the entire 18 months. (Any insurance provided by any third party will, however, be primary.) On January 1, 1997, you will be paid a bonus of 60% of your salary payments for the period December 1, 1995 to March 15, 1996.

The remaining balance of $40,000 on your loan from Sealy is forgiven and Sealy shall pay to you or to the Federal and state taxing authorities as withholding taxes, an amount necessary to offset any tax liability which you incur as a result of such forgiveness of indebtedness and the tax liabilty payment.

You will promptly transfer to Sealy the 110,000 shares you already have and upon such transfer you will be paid $1,169,300 for these shares and an additional $956,700 for the 90,000 shares that would otherwise have been issued to you.

You will be vested in 800,000 of your 1,000,000 Performance Shares in the Performance Share Plan. Instead of converting these Vested Performance Shares into Common Stock after the conclusion of the current fiscal year in accordance with the terms of the plan, the Company will pay you for them an amount determined by multiplying the number of shares of Common Stock into which the Performance Shares would have been converted by the higher of (a) the per share value as of November 30, 1996 as determined by Duff & Phelps or (b) $10.63 plus interest at 6% per annum from March 15, 1996 to the date of payment.

Applicable withholding and other taxes (except as provided above for the forgiveness of indebtedness) may be subtracted from the above payments.

Prior to March 15, 1996:

        - You may arrange for Sealy's interest in your company car to be transferred to you in exchange for the fair market value of that interest and Sealy will have no further responsibilty in regard thereto.

        - You will assist Sealy in providing for the transfer to Sealy's designee of any of your club memberships paid for by Sealy.
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Mr. Lyman M. Beggs
March 1, 1996
Page Two of Two
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        -       You will return to Sealy any equipment you may have which was paid for by Sealy.

        - You will arrange for the cancellation of any of your credit cards, telephone cards or accounts for which Sealy is responsibile.

        - You will resign as an officer and director of the Company and its subsidiaries.

You will be entitled to whatever rights you may have in Sealy's funded and unfunded defined contribution plans which are vested as of March 15, 1996.

Sealy will reimburse you up to $5,000 per year for any financial consulting expenses you incurred in 1995 which have not been reimbursed and for any such expenses you may incur in 1996.

You will continue to be subject to the confidentiality and non-competition provisions of your Employment Agreement of October 31, 1992 (Sections 8-10).

The attached addendum sets forth the payments and deliveries to be made pursuant to the above provisions.

Please indicate your agreement by signing and returning to me the enclosed copy of this letter agreement.

Sincerely,

/s/ Rod Dammeyer

Rod Dammeyer
on behalf of the
Board of Directors                      Agreed
of Sealy Corporation
                                       /s/ Lyman M. Beggs
RD/lm                                  ------------------
                                        Lyman M. Beggs
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                                   ADDENDUM
                                   --------


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

               Cash Payments to John                               Date(s)
               ---------------------                               -------
1.      $21,902 with no deduction for health care               twice monthly
        premiums; Company will continue standard                until 11-30-97
        withholding, excluding insurance and 401(k).

2.      $1,169,300 in exchange for 110,000 shares               3-15-96
        currently in John's name. First 100,000
        shares taxed as capital gain (basis of
        $7.52/sh) as a result of prior section 83(b) election. John has already paid taxes, so
        Company will not withhold. Next 10,000
        shares also taxed as capital transaction.
        Basis is amount of taxable income recognized by John upon issuance. No section 83(b) election was made; John has already paid taxes so Company will not withhold.

3.      $956,700 in exchange for 90,000 shares                  3-15-96
        issuable to John. Taxed as ordinary income and Company will withhold.

4.      60% of salary from 12-1-95 through 3-15-96;             1-1-97
        Company will withhold per item 1 above.

5.      Formula conversion of Performance Shares,               Later of (a) or
        multiplied by the higher of (a) the per share           (b) of Section
        value as of November 30, 1996 as determined             2.23 of Plan
        by Duff & Phelps, or (b) $10.63 plus interest at 6% per annum from March 15, 1996 to date of payment; taxed as ordinary income; Company will withhold.

6.      $5,000 for 1996 financial advice has already            N/A
        been paid.

                   Deliveries by John
                   ------------------

1.      Stock certificates for 110,000 shares.                  3-15-96

2.      One-line resignation (on form to be prepared            3-15-96
        by Company).

3.      Equipment/Club Memberships.                             N/A

4.      Cancellation of credit cards, telephone cards           ASAP
        or accounts for which Sealy is responsible.
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
                     Other                                      Date(s)
                     -----                                      -------
1.      $40,000 loan forgiveness, grossed up pursuant           3-15-96
        to existing formula. Cash payment made to
        John, if doesn't violate tax rules.

2.      Life insurance and health insurance to be               N/A
        continued per March 1, 1996 letter.


/s/ Rod Dammeyer                                /s/ Lyman M. Beggs
- --------------------------------------          -------------------------------
Rod Dammeyer on behalf                          Lyman M. Beggs
of the Board of Directors of
Sealy Corporation
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